Filed Pursuant to Rule 433

Registration Statement No. 333- 227744

Issuer Free Writing Prospectus dated December 13, 2018

Relating to Preliminary Prospectus dated December 11, 2018

Mercantil Bank Holding Corporation

Mercantil Bank Holding Corporation (the “Company”) has filed a registration statement on Form S-1, No. 333-227744, including amendments and exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended, for the proposed sale by the Company of certain shares of its Class A common stock, and by Mercantil Servicios Financieros, C.A., the selling shareholder, of certain shares of the Company’s Class A common stock held by the selling shareholder (the “Offering”). The most recent Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1734342/000119312518346746/d613972ds1a.htm .

This free writing prospectus relates to the Offering and should be read together with the preliminary prospectus, dated December 11, 2018, included in Amendment No. 3 to the Registration Statement (the “Preliminary Prospectus”). The following information supplements and/or updates the information contained in the Preliminary Prospectus:

The Company continues to seek new independent directors, especially persons within its markets, and is in discussions to add a new director from Miami early in 2019.

Separately, in connection with the Offering, Patriot Financial Partners, L.P., or Patriot, a private equity fund specializing in bank investments, has expressed an interest in purchasing, in the Offering, between approximately 5.0% and 9.9% of the Company’s Class A common stock outstanding after the Offering. Patriot has requested that, following such investment in the Offering, the Company consider an additional independent director for nomination at the Company’s annual shareholders’ meeting in 2019, including, among possibly others, a person suggested by Patriot.

In each case, any such person would be subject to review and consideration by the Company’s nominating and governance committee and the Company’s and such committee’s criteria for directors, and to compliance, to the Company’s satisfaction, of all applicable banking, securities and corporate laws, as well as Nasdaq requirements.

Patriot owns a significant, but non-control ownership interest in, and Patriot’s managing partner is a director of, U.S. Century Bank, which is a direct competitor of the Company in South Florida. This poses potential business and regulatory conflicts and issues, which will have to be resolved in connection with any new director suggested by Patriot.

These issues will be considered further with respect to any nominee suggested by Patriot. There is no assurance that such conflicts can be resolved, or that any necessary regulatory approvals can be obtained for a candidate suggested by Patriot to serve as a Company director, and that the Company and Patriot can reach agreement on such person and their related rights and obligations. See “Chairman and Directors” and “Certain Relationships and Related Party Transactions” in the Preliminary Prospectus.

The Company has filed the Registration Statement, including a prospectus, with the U.S. Securities and Exchange Commission (“SEC”) for the Offering to which this communication relates. The Registration Statement has not yet been declared effective by the SEC. Before you invest, you should read the Registration Statement, the Preliminary Prospectus, the prospectus and the other documents the Company has filed with the SEC for more complete information. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or dealer participating in this Offering will arrange to send you the prospectus if you request it by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling (800)-248-8863 or by emailing prospectus@raymondjames.com; or Keefe, Bruyette & Woods, Inc., 787 Seventh Ave., 4th Floor, New York, New York 10019, Attention: Equity Capital Markets, or by calling (800) 966-1559, or by emailing kbwsyndicatedesk@kbw.com.

These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.